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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANS

THE BOARD OF DIRECTORS,
XYLAN CORPORATION:

We consent to the incorporation by reference in the registration statement on Form S-8 herein of our report dated January 21, 1998, relating to the consolidated balance sheets of Xylan Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and all related schedules, which report appears in the December 31, 1997, Annual report on 10-K of Xylan Corporation, as filed on March 31, 1998.

                                               /s/ KPMG LLP


Los Angeles, California
March 9, 1999


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